Exhibit 99.1

News from Xerox Holdings Corporation

Xerox Holdings Corporation 201 Merritt 7 Norwalk, CT 06851-1056 tel+1-203-968-3000

Xerox Appoints Company Veteran Xavier Heiss as CFO

NORWALK, Conn., Dec. 11, 2020 — Xerox Holdings Corporation (NYSE: XRX), a global workplace technology company, announced Xavier Heiss as chief financial officer, a role he’s filled on an interim basis since the end of September. He reports to John Visentin, Xerox vice chairman and chief executive officer.

“Xavier combines a deep understanding of the financials with a clear vision for renewing Xerox’s growth,” said Visentin. “His well-established relationships across the business and with global customers position him well to help speed our transformation at a critical time in the company’s history.”

Heiss, a 32-year company veteran, has served in various leadership positions in finance, business transformation and sales during his career. Most recently, he led Xerox’s EMEA Operations as executive vice president and president. He previously served as controller of the company and chief financial officer of the company’s Americas Operations. His appointment is effective Jan. 1, 2021.

“Xerox’s transformation positions it for long-term success and growth in and beyond the printing business,” said Heiss. “I look forward to supporting John in delivering strong results for employees, investors, clients and other stakeholders.”

About Xerox

Xerox Holdings Corporation makes every day work better. We are a workplace technology company building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, Xerox delivers a seamless, secure and sustainable experience. Whether inventing the copier, the Ethernet, the laser printer or more, Xerox has long defined the modern work experience. Learn how that innovation continues at xerox.com.

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Media Contact:

Caroline Gransee-Linsey, Xerox, +1-203-849-2359, Caroline.Gransee-Linsey@xerox.com

Investor Contact:

Ann Pettrone, Xerox, +1-203-849-2590, Ann.Pettrone@xerox.com

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